Exhibit 99.1

FOR IMMEDIATE RELEASE
Incyte Reports 2024 Second Quarter Financial Results and Provides Updates
on Key Clinical Programs
–Total revenues of $1,044 million in the second quarter (Q2'24) (+9% Y/Y)
–Jakafi® (ruxolitinib) net product revenues of $706 million in Q2'24 (+3% Y/Y), total patients increased +7% Y/Y; raising the bottom end of full year 2024 guidance to a new range of $2,710 - $2,750 million
–Opzelura® (ruxolitinib) net product revenues of $122 million in Q2'24 (+52% Y/Y); continued uptake in atopic dermatitis (AD) and vitiligo in the U.S.; launch momentum and reimbursement expansion in vitiligo in Europe
–Incyte announces increased R&D focus on innovative high impact clinical programs; acquisition of Escient Pharmaceuticals completed

–$2.0 billion share repurchase completed, underscoring confidence in commercial portfolio and R&D pipeline

Conference Call and Webcast Scheduled Today at 8:00 a.m. ET
WILMINGTON, Del. – July 30, 2024 – Incyte (Nasdaq:INCY) today reports 2024 second quarter financial results, and provides a status update on the Company’s clinical development portfolio.
"In the second quarter of 2024, total revenues grew 9% year-over-year, surpassing $1.0 billion for the quarter. The commercial performance during this period was driven by strong patient demand for Opzelura® (ruxolitinib) and growth across all indications for Jakafi® (ruxolitinib)," said Hervé Hoppenot, Chief Executive Officer, Incyte. "In R&D, we completed a strategic review of our pipeline and have further intensified our focus on clinical programs that we believe can be transformational for patients. The $2.0 billion share repurchase completed during the second quarter, underscores our confidence in our commercial portfolio, clinical pipeline and Incyte's long-term value."
Transformation of Pipeline
•Incyte announces a strategic review of its pipeline with an increased focus on high potential impact programs including, but not limited to:
◦IAI/Dermatology: povorcitinib and MRGPRX2 and MRGPRX4, which were recently acquired from Escient Pharmaceuticals
◦MPNs/GVHD: mCALR, JAK2V617Fi, BETi, and ALK2i
◦Oncology: CDK2i, KRASG12Di and TGFßR2×PD-1
•The Company will discontinue further development of both oral, small molecule PD-L1 inhibitors, as well as LAG-3 monoclonal antibody, TIM-3 monoclonal antibody and LAG-3xPD-1 bispecific.

Recent Company Updates
•Incyte announces positive topline results from two Phase 3 clinical studies evaluating retifanlimab (Zynyz®), a humanized monoclonal antibody targeting programmed cell death receptor-1 (PD-1), in squamous cell anal carcinoma (SCAC) and non-small cell lung cancer (NSCLC). The Phase 3 PODIUM-303 study in SCAC met its primary endpoint of progression free survival and the Phase 3 PODIUM-304 study in NSCLC met its primary endpoint of overall survival. The safety analysis from both studies demonstrated that retifanlimab was generally well-tolerated with no new safety signals observed. Incyte plans to share the Phase 3 data from both studies in the second half of 2024. POD1UM-303 is a Phase 3, global, multicenter, randomized, double-blind study evaluating carboplatin-paclitaxel with retifanlimab or placebo in patients with inoperable locally recurrent or metastatic SCAC who have not previously been treated with chemotherapy. POD1UM-304 is a Phase 3, global, multicenter, randomized, double-blind study evaluating platinum-based chemotherapy with retifanlimab or placebo in patients with first-line, metastatic squamous or nonsquamous NSCLC.
•In June 2024, Incyte repurchased a total of 33,325,849 shares of its common stock at a price of $60.00 per share, for a total cost of approximately $2.0 billion, excluding fees and expenses. These shares represented approximately 14.8 percent of the Company’s total outstanding shares of common stock as of June 7, 2024.
•In May 2024, Incyte announced it completed the acquisition of Escient Pharmaceuticals, a clinical-stage drug discovery and development company advancing novel small molecule therapeutics for systemic immune and neuro-immune disorders. Under the terms of the agreement, Incyte acquired Escient and its clinical development portfolio, including EP262, a first-in-class, potent, highly selective, once-daily small molecule antagonist of Mas-related G protein-coupled receptor (MRGPRX2) and EP547, a first-in-class oral MRGPRX4 antagonist.
•In April 2024, Incyte and China Medical System Holdings Limited announced the Companies entered into a Collaboration and License Agreement, through a wholly-owned dermatology medical aesthetic subsidiary CMS Skinhealth, for the development and commercialization of povorcitinib, a selective oral JAK1 inhibitor, in Mainland China, Hong Kong, Macau, Taiwan Region and eleven Southeast Asian countries.
Jakafi:
Net product revenues for the second quarter 2024 of $706 million (+3% Y/Y):
▪Paid demand increased 9% in the second quarter of 2024 versus the same quarter in the prior year, with growth across all indications.
▪Year over year net product revenue growth was lower than paid demand growth due to higher channel inventory levels at the end of the second quarter of 2023 versus the same period of 2024. Channel inventory at the end of the second quarter of 2024 was within the normal range.
Opzelura:
Net product revenues for the second quarter 2024 of $122 million (+52% Y/Y):
▪Net product revenues growth in the second quarter of 2024 were driven by patient demand, refills and expansion in payer coverage in both atopic dermatitis (AD) and vitiligo.
▪Net product revenues of $11 million in the second quarter of 2024 in Europe. Incyte achieved full reimbursement in Spain and Italy at the end of the second quarter 2024 and in France in July 2024.
Additional Pipeline Updates
Myeloproliferative Neoplasms (MPNs) and Graft-Versus-Host Disease (GVHD) – key highlights
▪Combination trials of ruxolitinib twice daily (BID) with zilurgisertib and BETi are ongoing and continue to enroll. A Phase 3 study for BETi is expected to advance into Phase 3 with an expected update later this year. Clinical proof-of-concept for zilurgisertib is anticipated in the second half of 2024.
▪The Phase 1 studies evaluating mCALR and JAK2V617Fi are ongoing and enrolling patients. Initial data for both studies is anticipated in 2025.

MPN and GVHD Programs	Indication and status
Ruxolitinib XR (QD) (JAK1/JAK2)	Myelofibrosis, polycythemia vera and GVHD
Ruxolitinib + zilurgisertib (JAK1/JAK2 + ALK2i)	Myelofibrosis: Phase 2
Ruxolitinib + INCB57643 (JAK1/JAK2 + BETi)	Myelofibrosis: Phase 2
Axatilimab (anti-CSF-1R)[1]	Chronic GVHD: Pivotal Phase 2 (third-line plus therapy) (AGAVE-201); BLA under review in the U.S.
Ruxolitinib + axatilimab[1] (JAK1/JAK2 + anti-CSF-1R)	Chronic GVHD: Phase 2 in preparation
Steroids + axatilimab[1] (Steroids + anti-CSF-1R)	Chronic GVHD: Phase 3 in preparation
INCA33989 (mCALR)	Myelofibrosis, essential thrombocythemia: Phase 1
INCB160058 (JAK2V617Fi)	Phase 1
1 Clinical development of axatilimab in GVHD conducted in collaboration with Syndax Pharmaceuticals.
Other Hematology/Oncology – key highlights

Heme/Oncology Programs	Indication and status
Pemigatinib (Pemazyre®) (FGFR1/2/3)	Myeloid/lymphoid neoplasms (MLN): approved in the U.S. and Japan Cholangiocarcinoma (CCA): Phase 3 (FIGHT-302)
Tafasitamab (Monjuvi®/Minjuvi®) (CD19)
Relapsed or refractory diffuse large B-cell lymphoma (DLBCL): Phase 3 (B-MIND)
First-line DLBCL: Phase 3 (frontMIND)
Relapsed or refractory follicular lymphoma (FL) and relapsed or refractory marginal zone lymphoma (MZL): Phase 3 (inMIND)

Retifanlimab (Zynyz®)[1] (PD-1)	Merkel cell carcinoma (MCC): approved in the U.S. and Europe
Squamous cell anal cancer (SCAC): Phase 3 (POD1UM-303)
Non-small cell lung cancer (NSCLC): Phase 3 (POD1UM-304)
MSI-high endometrial cancer: Phase 2 (POD1UM-101, POD1UM-204)
INCB123667 (CDK2i)	Solid tumors with Amplification/ Overexpression of CCNE1: Phase 1
INCB161734 (KRASG12D)	Advanced metastatic solid tumors with a KRAS G12D mutation: Phase 1
INCA33890 (TGFßR2×PD-1)[2]	Advanced or metastatic solid tumors: Phase 1
1 Retifanlimab licensed from MacroGenics.
2 Development in collaboration with Merus.
Inflammation and Autoimmunity (IAI) – key highlights
Dermatology
Opzelura
▪In March 2024, Incyte presented data at the 2024 AAD Annual Meeting from its randomized, placebo-controlled, Phase 2 study evaluating the safety and efficacy of ruxolitinib cream (Opzelura®) in adults with mild/moderate hidradenitis suppurativa (HS). At Week 16, patients receiving ruxolitinib cream 1.5% twice daily (BID) had significantly greater decreases from baseline versus placebo in total abscess and inflammatory nodule (AN) count, the primary endpoint of the study. The overall safety profile of ruxolitinib cream was consistent with previous data, and no new safety signals were observed. A Phase 3 study is expected to initiate in 2025.

▪Ruxolitinib cream in other indications: Phase 2 studies in lichen planus and lichen sclerosus have completed enrollment. Two Phase 3 trials evaluating ruxolitinib cream in prurigo nodularis (PN) are ongoing.
Povorcitinib (INCB54707)
▪The Phase 2, randomized, double-blind, placebo-controlled, dose ranging study evaluating the efficacy and safety of povorcitinib in participants with PN were presented at the 2024 AAD Annual Meeting with the study meeting its primary and secondary endpoints following 16 weeks of treatment across all dosing groups, reinforcing povorcitinib’s potential role in treating PN. A Phase 3 study in PN is expected to initiate in 2024.
▪Two Phase 2 trials in asthma and chronic spontaneous urticaria are enrolling.

IAI and Dermatology Programs	Indication and status
Ruxolitinib cream (Opzelura®)[1] (JAK1/JAK2)	Atopic dermatitis: Phase 3 pediatric study (TRuE-AD3)
Vitiligo: Approved in the U.S. and Europe
Lichen planus: Phase 2
Lichen sclerosus: Phase 2
Hidradenitis suppurativa: Phase 2; Phase 3 expected to initiate in 2025
Prurigo nodularis: Phase 3 (TRuE-PN1, TRuE-PN2)
Ruxolitinib cream + UVB (JAK1/JAK2 + phototherapy)	Vitiligo: Phase 2
Povorcitinib (JAK1)	Hidradenitis suppurativa: Phase 3 (STOP-HS1, STOP-HS2) Vitiligo: Phase 3 (STOP-V1, STOP-V2) Prurigo nodularis: Phase 3 expected to initiate in 2024 Asthma: Phase 2 Chronic spontaneous urticaria: Phase 2
INCB000262 (EP262) (MRGPRX2)	Chronic spontaneous urticaria: Phase 2 Chronic inducible urticaria: Phase 1b Atopic dermatitis: Phase 2a
INCB000547 (EP547) (MRGPRX4)	Cholestatic pruritus: Phase 2a
INCA034460 (anti-IL-15Rβ)	Vitiligo: Phase 1
1 Novartis’ rights to ruxolitinib outside of the United States under our Collaboration and License Agreement with Novartis do not include topical administration.
Other

Other Program	Indication and Phase
Zilurgisertib (ALK2)	Fibrodysplasia ossificans progressiva: Pivotal Phase 2

Partnered

Partnered Programs	Indication and Phase
Ruxolitinib (Jakavi®)[1] (JAK1/JAK2)	Acute and chronic GVHD: Approved in Europe and Japan
Baricitinib (Olumiant®)[2] (JAK1/JAK2)	AD: Approved in Europe and Japan Severe alopecia areata (AA): Approved in the U.S., Europe and Japan
Capmatinib (Tabrecta®)[3] (MET)	NSCLC (with MET exon 14 skipping mutations): Approved in the U.S., Europe and Japan
1 Ruxolitinib (Jakavi®) licensed to Novartis ex-U.S. for use in hematology and oncology excluding topical administration.
2 Baricitinib (Olumiant®) licensed to Lilly: approved as Olumiant in multiple territories globally for certain patients with moderate-to-severe rheumatoid arthritis; approved as Olumiant in EU and Japan for certain patients with atopic dermatitis.
3 Capmatinib (Tabrecta®) licensed to Novartis.
2024 Second Quarter Financial Results
The financial measures presented in this press release for the three and six months ended June 30, 2024 and 2023 have been prepared by the Company in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), unless otherwise identified as a Non-GAAP financial measure. Management believes that Non-GAAP information is useful for investors, when considered in conjunction with Incyte’s GAAP disclosures. Management uses such information internally and externally for establishing budgets, operating goals and financial planning purposes. These metrics are also used to manage the Company’s business and monitor performance. The Company adjusts, where appropriate, for expenses in order to reflect the Company’s core operations. The Company believes these adjustments are useful to investors by providing an enhanced understanding of the financial performance of the Company’s core operations. The metrics have been adopted to align the Company with disclosures provided by industry peers.
Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used in conjunction with and to supplement Incyte’s operating results as reported under GAAP. Non-GAAP measures may be defined and calculated differently by other companies in our industry.
As changes in exchange rates are an important factor in understanding period-to-period comparisons, Management believes the presentation of certain revenue results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period over period. The Company calculates constant currency by calculating current year results using prior year foreign currency exchange rates and generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as the Company presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Financial Highlights
Financial Highlights
(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Total GAAP revenues	$1,043,759	$954,610	$1,924,648	$1,763,283

Total GAAP operating (loss) income	(478,130)	193,780	(386,232)	218,550
Total Non-GAAP operating (loss) income	(378,801)	262,058	(217,618)	351,787

GAAP net (loss) income	(444,601)	203,548	(275,053)	225,251
Non-GAAP net (loss) income	(396,132)	223,029	(263,413)	307,606

GAAP basic EPS	$(2.04)	$0.91	$(1.24)	$1.01
Non-GAAP basic EPS	$(1.82)	$1.00	$(1.19)	$1.38
GAAP diluted EPS[1]	$(2.04)	$0.90	$(1.24)	$1.00
Non-GAAP diluted EPS[1]	$(1.82)	$0.99	$(1.19)	$1.36
1.All stock options and stock awards were excluded from the diluted share calculation for the three and six months ended June 30, 2024 because their effect would have been anti-dilutive, as we were in a net loss position.

Revenue Details
Revenue Details
(unaudited, in thousands)

	Three Months Ended June 30,		% Change (as reported)	% Change (constant currency)[1]	Six Months Ended June 30,		% Change (as reported)	% Change (constant currency)[1]
	2024	2023			2024	2023
Net product revenues:
Jakafi	$705,973	$682,384	3%	3%	$1,277,812	$1,262,353	1%	1%
Opzelura	121,695	80,233	52%	52%	207,419	136,785	52%	52%
Iclusig	26,862	29,087	(8%)	(7%)	57,205	56,772	1%	—%
Pemazyre	20,269	21,572	(6%)	(6%)	37,945	44,047	(14%)	(14%)
Minjuvi/ Monjuvi	31,116	13,159	136%	137%	54,990	19,715	179%	179%
Zynyz	651	570	14%	NM	1,118	570	96%	NM
Total net product revenues	906,566	827,005	10%	10%	1,636,489	1,520,242	8%	8%
Royalty revenues:
Jakavi	99,317	90,448	10%	14%	188,912	167,140	13%	16%
Olumiant	31,702	32,009	(1%)	4%	62,291	66,164	(6%)	(3%)
Tabrecta	5,298	4,799	10%	NA	10,532	8,976	17%	NA
Pemazyre	876	349	151%	NM	1,424	761	87%	NM
Total royalty revenues	137,193	127,605	8%		263,159	243,041	8%
Total net product and royalty revenues	1,043,759	954,610	9%		1,899,648	1,763,283	8%
Milestone and contract revenues	—	—	—%	—%	25,000	—	NM	NM
Total GAAP revenues	$1,043,759	$954,610	9%		$1,924,648	$1,763,283	9%
NM = not meaningful
NA = not available
1.Percentage change in constant currency is calculated using 2023 foreign exchange rates to recalculate 2024 results.
Product and Royalty Revenues Product revenues and product and royalty revenues for the quarter ended June 30, 2024 increased 10% and 9%, respectively, over the prior year comparative period, primarily driven by the following;
•Jakafi net product revenue increased 3% driven by a 9% increase in paid demand. Year over year net product revenue growth was lower than paid demand growth due to higher channel inventory levels at the end of the second quarter of 2023 versus the same period of 2024. Channel inventory at the end of the second quarter of 2024 was within the normal range.
•Opzelura net product revenue increased 52% due to continued growth in new patient starts and refills.
•Minjuvi/Monjuvi net product revenue increased 136% following the acquisition of the exclusive global rights to tafasitamab in February 2024.
•Jakavi royalty revenues increased 10%.

Operating Expenses
Operating Expense Summary
(unaudited, in thousands)

	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2024	2023		2024	2023
GAAP cost of product revenues	$76,634	$68,326	12%	$137,590	$125,148	10%
Non-GAAP cost of product revenues[1]	70,899	62,150	14%	125,858	112,819	12%

GAAP research and development	1,138,380	400,750	184%	1,567,640	807,391	94%
Non-GAAP research and development[2]	1,089,089	367,921	196%	1,477,526	743,541	99%

GAAP selling, general and administrative	305,982	283,929	8%	606,238	599,535	1%
Non-GAAP selling, general and administrative[3]	262,572	263,030	—%	539,907	557,047	(3%)

GAAP (gain) loss on change in fair value of acquisition-related contingent consideration	893	8,374	(89%)	437	14,570	(97%)
Non-GAAP (gain) loss on change in fair value of acquisition-related contingent consideration[4]	—	—	—%	—	—	—%

GAAP (profit) and loss sharing under collaboration agreements	—	(549)	—%	(1,025)	(1,911)	(46%)
1 Non-GAAP cost of product revenues excludes the amortization of licensed intellectual property for Iclusig relating to the acquisition of the European business of ARIAD Pharmaceuticals, Inc. and the cost of stock-based compensation.
2 Non-GAAP research and development expenses exclude the cost of stock-based compensation, MorphoSys transition costs, and Escient acquisition related compensation expense related to cash settled unvested Escient equity awards and severance payments.
3 Non-GAAP selling, general and administrative expenses exclude the cost of stock-based compensation, MorphoSys transition costs, and Escient acquisition related compensation expense related to cash settled unvested Escient equity awards and severance payments.
4 Non-GAAP (gain) loss on change in fair value of acquisition-related contingent consideration is null.
Cost of product revenues GAAP and Non-GAAP cost of product revenues for the quarter ended June 30, 2024 increased 12% and 14%, respectively, compared to the same period in 2023 primarily due to growth in net product revenues.
Research and development expenses GAAP and Non-GAAP research and development expense for the quarter ended June 30, 2024 increased 184% and 196%, respectively, compared to the same period in 2023 primarily due to $679.4 million of expense relating to the IPR&D assets acquired in the Escient acquisition, $12.5 million of Escient acquisition related compensation expense related to cash settled unvested Escient equity awards and severance payments, as well as continued investment in our late stage development assets. Excluding the upfront consideration paid related to the Escient transaction and other upfront and milestone payments, research and development expense for the quarter ended June 30, 2024 increased 13% compared to the same period in 2023 due to continued investment in our late stage development assets and timing of certain expenses.
Selling, general and administrative expenses GAAP selling, general and administrative expenses for the quarter ended June 30, 2024 increased 8% compared to the same period in 2023 primarily due to $21.5 million of Escient acquisition related compensation expense related to cash settled unvested Escient equity awards and severance payments and timing of consumer marketing activities and of certain other expenses. Excluding the upfront consideration paid related to the Escient transaction, selling, general and administrative expenses for the quarter ended June 30, 2024 were flat compared to the same period in 2023.

Other Financial Information
Change in fair value of acquisition-related contingent consideration The change in fair value of contingent consideration during the quarter ended June 30, 2024, compared to the same period in 2023, was due primarily to fluctuations in foreign currency exchange rates impacting future revenue projections of Iclusig.
Operating income GAAP and Non-GAAP operating income for the three months ended June 30, 2024 decreased 347% and 245%, respectively, compared to the same period in 2023, driven primarily by the aforementioned costs relating to the Escient acquisition.
Provision for income taxes The income tax expense for the three months ended June 30, 2024 was $54.8 million on a pre-tax loss of $389.8 million primarily due to the impact of non-tax deductible charges of $710.9 million associated with the acquisition of Escient.
Cash, cash equivalents and marketable securities position As of June 30, 2024 and December 31, 2023, cash, cash equivalents and marketable securities totaled $1.4 billion and $3.7 billion, respectively. The decrease in cash, cash equivalents and marketable securities during 2024 was driven primarily by the $2.0 billion share repurchase completed during June 2024, and the total cash consideration paid to Escient shareholders of $783 million.
Share Repurchase In June 2024, Incyte completed a $2.0 billion share repurchase reflecting our confidence in the future outlook of our business, the strength of our commercial portfolio and the clinical development pipeline. In total, approximately 33.3 million shares of common stock were repurchased at $60.00 per share and represented approximately 14.8% of our common shares outstanding at the time of the repurchase. As of June 30, 2024, there were 191.6 million common shares outstanding.
2024 Financial Guidance
Incyte is raising the low end of its full year 2024 Jakafi revenue guidance as well as updating its full year 2024 research and development guidance to reflect the ongoing impact of the acquisition of Escient Pharmaceuticals. The research and development guidance excludes $691 million of upfront consideration recorded relating to the acquisition of Escient Pharmaceuticals. Incyte is maintaining its full year 2024 other hematology/oncology revenue guidance, as well as its cost of product revenue and selling, general and administrative guidance. Incyte’s guidance is summarized below. Guidance does not include revenue from any potential new product launches or the impact of any potential future strategic transactions.

	Current	Previous
Jakafi net product revenues	$2,710 - $2,750 million	$2,690 - $2,750 million
Other Hematology/Oncology net product revenues(1)	Unchanged	$325 - $360 million
GAAP Cost of product revenues	Unchanged	7 – 8% of net product revenues
Non-GAAP Cost of product revenues(2)	Unchanged	6 – 7% of net product revenues
GAAP Research and development expenses	$1,755 - $1,800 million	$1,720 - $1,760 million
Non-GAAP Research and development expenses(3)	$1,615 - $1,655 million	$1,580 - $1,615 million
GAAP Selling, general and administrative expenses	Unchanged	$1,210 - $1,240 million
Non-GAAP Selling, general and administrative expenses(3)	Unchanged	$1,115 - $1,140 million
1Pemazyre in the U.S., EU and Japan; Monjuvi and Zynyz in the U.S.; and Iclusig and Minjuvi in the EU.
2Adjusted to exclude the amortization of licensed intellectual property for Iclusig relating to the acquisition of the European business of ARIAD Pharmaceuticals, Inc. and the estimated cost of stock-based compensation.
3 Adjusted to exclude the estimated cost of stock-based compensation.
Conference Call and Webcast Information
Incyte will hold a conference call and webcast this morning at 8:00 a.m. ET. To access the conference call, please dial 877-407-3042 for domestic callers or 201-389-0864 for international callers. When prompted, provide the conference identification number, 13747471.

If you are unable to participate, a replay of the conference call will be available for 90 days. The replay dial-in number for the United States is 877-660-6853 and the dial-in number for international callers is 201-612-7415. To access the replay you will need the conference identification number, 13747471.
The conference call will also be webcast live and can be accessed at investor.incyte.com.

About Incyte
A global biopharmaceutical company on a mission to Solve On., Incyte follows the science to find solutions for patients with unmet medical needs. Through the discovery, development and commercialization of proprietary therapeutics, Incyte has established a portfolio of first-in-class medicines for patients and a strong pipeline of products in Oncology and Inflammation & Autoimmunity. Headquartered in Wilmington, Delaware, Incyte has operations in North America, Europe and Asia.

For additional information on Incyte, please visit Incyte.com or follow us on social media: LinkedIn, X, Instagram, Facebook, YouTube.

About Jakafi® (ruxolitinib)
Jakafi® (ruxolitinib) is a JAK1/JAK2 inhibitor approved by the U.S. FDA for treatment of polycythemia vera (PV) in adults who have had an inadequate response to or are intolerant of hydroxyurea; intermediate or high-risk myelofibrosis (MF), including primary MF, post-polycythemia vera MF and post-essential thrombocythemia MF in adults; steroid-refractory acute GVHD in adult and pediatric patients 12 years and older; and chronic GVHD after failure of one or two lines of systemic therapy in adult and pediatric patients 12 years and older.
Jakafi is a registered trademark of Incyte.

About Opzelura® (ruxolitinib) Cream
Opzelura, a novel cream formulation of Incyte’s selective JAK1/JAK2 inhibitor ruxolitinib, approved by the U.S. Food & Drug Administration for the topical treatment of nonsegmental vitiligo in patients 12 years of age and older, is the first and only treatment for repigmentation approved for use in the United States. Opzelura is also approved in the U.S. for the topical short-term and non-continuous chronic treatment of mild to moderate atopic dermatitis (AD) in non-immunocompromised patients 12 years of age and older whose disease is not adequately controlled with topical prescription therapies, or when those therapies are not advisable. Use of Opzelura in combination with therapeutic biologics, other JAK inhibitors, or potent immunosuppressants, such as azathioprine or cyclosporine, is not recommended.

In Europe, Opzelura (ruxolitinib) cream 15mg/g is approved for the treatment of non-segmental vitiligo with facial involvement in adults and adolescents from 12 years of age.

Incyte has worldwide rights for the development and commercialization of ruxolitinib cream, marketed in the United States as Opzelura.

Opzelura and the Opzelura logo are registered trademarks of Incyte.

About Monjuvi® (tafasitamab-cxix)
Monjuvi® (tafasitamab-cxix) is a humanized Fc-modified cytolytic CD19 targeting monoclonal antibody. In 2010, MorphoSys licensed exclusive worldwide rights to develop and commercialize tafasitamab from Xencor, Inc. Tafasitamab incorporates an XmAb® engineered Fc domain, which mediates B-cell lysis through apoptosis and immune effector mechanism including Antibody-Dependent Cell-Mediated Cytotoxicity (ADCC) and Antibody-Dependent Cellular Phagocytosis (ADCP). MorphoSys and Incyte entered into: (a) in January 2020, a collaboration and licensing agreement to develop and commercialize tafasitamab globally; and (b) in February 2024, an agreement whereby Incyte obtained exclusive rights to develop and commercialize tafasitamab globally.

Following accelerated approval by the U.S. Food and Drug Administration in July 2020, Monjuvi® (tafasitamab-cxix) is being commercialized in the United States by Incyte. In Europe, Minjuvi® (tafasitamab) received conditional Marketing Authorization from the European Medicines Agency in August 2021.

XmAb® is a registered trademark of Xencor, Inc.

Monjuvi, Minjuvi, the Minjuvi and Monjuvi logos and the “triangle” design are (registered) trademarks of Incyte.

About Pemazyre® (pemigatinib)
Pemazyre is a kinase inhibitor indicated in the United States for the treatment of adults with previously treated, unresectable locally advanced or metastatic cholangiocarcinoma with a fibroblast growth factor receptor 2 (FGFR2) fusion or other rearrangement as detected by an FDA-approved test*. This indication is approved under accelerated approval based on overall response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial(s).

Pemazyre is also the first targeted treatment approved for use in the United States for treatment of adults with relapsed or refractory myeloid/lymphoid neoplasms (MLNs) with FGFR1 rearrangement.

In Japan, Pemazyre is approved for the treatment of patients with unresectable biliary tract cancer (BTC) with a fibroblast growth factor receptor 2 (FGFR2) fusion gene, worsening after cancer chemotherapy.

In Europe, Pemazyre is approved for the treatment of adults with locally advanced or metastatic cholangiocarcinoma with a fibroblast growth factor receptor 2 (FGFR2) fusion or rearrangement that have progressed after at least one prior line of systemic therapy.

Pemazyre is a potent, selective, oral inhibitor of FGFR isoforms 1, 2 and 3 which, in preclinical studies, has demonstrated selective pharmacologic activity against cancer cells with FGFR alterations.

Pemazyre is marketed by Incyte in the United States, Europe and Japan.

Pemazyre is a trademark of Incyte.

* Pemazyre® (pemigatinib) [Package Insert]. Wilmington, DE: Incyte; 2020.

About Iclusig® (ponatinib) tablets
Ponatinib (Iclusig®) targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, which has been associated with resistance to other approved TKIs.

In the EU, Iclusig is approved for the treatment of adult patients with chronic phase, accelerated phase or blast phase chronic myeloid leukemia (CML) who are resistant to dasatinib or nilotinib; who are intolerant to dasatinib or nilotinib and for whom subsequent treatment with imatinib is not clinically appropriate; or who have the T315I mutation, or the treatment of adult patients with Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL) who are resistant to dasatinib; who are intolerant to dasatinib and for whom subsequent treatment with imatinib is not clinically appropriate; or who have the T315I mutation.

Click here to view the Iclusig EU Summary of Medicinal Product Characteristics.

Incyte has an exclusive license from Takeda Pharmaceuticals International AG to commercialize ponatinib in the European Union and 29 other countries, including Switzerland, UK, Norway, Turkey, Israel and Russia. Iclusig is marketed in the U.S. by Millennium Pharmaceuticals, Inc., a wholly owned subsidiary of Takeda Pharmaceutical Company Limited.

About Zynyz® (retifanlimab-dlwr)
Zynyz (retifanlimab-dlwr), is an intravenous PD-1 inhibitor indicated in the U.S. for the treatment of adult patients with metastatic or recurrent locally advanced Merkel cell carcinoma (MCC). This indication is approved under accelerated approval based on tumor response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

Zynyz is marketed by Incyte in the U.S. In 2017, Incyte entered into an exclusive collaboration and license agreement with MacroGenics, Inc. for global rights to retifanlimab.

Zynyz is a trademark of Incyte.

Forward-Looking Statements
Except for the historical information set forth herein, the matters set forth in this press release contain predictions, estimates and other forward-looking statements, including any discussion of the following: Incyte’s potential for continued performance and growth; Incyte’s financial guidance for 2024, including its expectations regarding sales of Jakafi;

expectations regarding demand for and sales of Opzelura, among other products; expectations regarding reimbursement for Opzelura in Europe; where we intend to focus R&D efforts; plans to deliver sustainable innovation through 2028 and beyond; expectations regarding the potential and progress of our pipeline, including expectations for ruxolitinib cream, povorcitinib, INCB000262, INCB000547, axatilimab, mCALR, JAK2V617Fi, retifanlimab, INCB123667, KRASG12Di and our TGF-β program; Incyte’s ability to develop new transformative therapies to treat myeloid disease and cure MPNs; expectations regarding ongoing clinical trials and clinical trials to be initiated; expectations regarding data flow/readouts; expectations regarding regulatory filings, potential regulatory approvals and potential product launches; and expectations regarding 2024 newsflow items.

These forward-looking statements are based on Incyte’s current expectations and subject to risks and uncertainties that may cause actual results to differ materially, including unanticipated developments in and risks related to: further research and development and the possibility that results of clinical trials will be negative and/or insufficient to meet applicable regulatory standards or warrant continued development; the ability to enroll sufficient numbers of subjects in clinical trials and the ability to enroll subjects in accordance with planned schedules; determinations made by FDA, EMA, and other regulatory agencies; Incyte’s dependence on its relationships with and changes in the plans of its collaboration partners; the efficacy or safety of Incyte’s products and the products of Incyte’s collaboration partners; the acceptance of Incyte’s products and the products of Incyte’s collaboration partners in the marketplace; market competition; unexpected variations in the supply of and/or demand for Incyte’s products and the products of Incyte’s collaboration partners; the effects of announced or unexpected price regulation or limitations on reimbursement or coverage for Incyte’s products and the products of Incyte’s collaboration partners; sales, marketing, manufacturing and distribution requirements, including Incyte’s and its collaboration partners’ ability to successfully commercialize and build commercial infrastructure for newly approved products and any additional products that become approved; greater than expected expenses, including expenses relating to litigation or strategic activities; variations in foreign currency exchange rates; and other risks detailed in Incyte’s reports filed with the Securities and Exchange Commission, including its annual report on form 10-K for the year ended December 31, 2023. Incyte disclaims any intent or obligation to update these forward-looking statements.
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Contacts

Media	Investors
media@incyte.com	ir@incyte.com

INCYTE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

	GAAP		GAAP
Revenues:
Product revenues, net	$906,566	$827,005	$1,636,489	$1,520,242
Product royalty revenues	137,193	127,605	263,159	243,041
Milestone and contract revenues	—	—	25,000	—
Total revenues	1,043,759	954,610	1,924,648	1,763,283

Costs, expenses and other:
Cost of product revenues (including definite-lived intangible amortization)	76,634	68,326	137,590	125,148
Research and development	1,138,380	400,750	1,567,640	807,391
Selling, general and administrative	305,982	283,929	606,238	599,535
Loss on change in fair value of acquisition-related contingent consideration	893	8,374	437	14,570
(Profit) and loss sharing under collaboration agreements	—	(549)	(1,025)	(1,911)
Total costs, expenses and other	1,521,889	760,830	2,310,880	1,544,733

(Loss) income from operations	(478,130)	193,780	(386,232)	218,550
Interest income and other, net	49,769	42,668	94,513	75,541
Interest expense	(657)	(655)	(1,087)	(1,124)
Realized and unrealized gain on equity investments	39,241	41,811	139,188	36,493
(Loss) income before provision for income taxes	(389,777)	277,604	(153,618)	329,460
Provision for income taxes	54,824	74,056	121,435	104,209
Net (loss) income	$(444,601)	$203,548	$(275,053)	$225,251

Net (loss) income per share:
Basic	$(2.04)	$0.91	$(1.24)	$1.01
Diluted	$(2.04)	$0.90	$(1.24)	$1.00

Shares used in computing net (loss) income per share:
Basic	218,175	223,248	221,329	223,104
Diluted	218,175	225,649	221,329	225,541

INCYTE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30, 2024	December 31, 2023
ASSETS
Cash, cash equivalents and marketable securities	$1,449,500	$3,656,043
Accounts receivable	739,050	743,557
Property and equipment, net	762,009	751,513
Finance lease right-of-use assets, net	25,535	25,535
Inventory	355,972	269,937
Prepaid expenses and other assets	231,504	236,782
Short and long term equity investments	99,543	187,716
Other intangible assets, net	113,536	123,545
Goodwill	155,593	155,593
Deferred income tax asset	729,561	631,886
Total assets	$4,661,803	$6,782,107

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$1,438,125	$1,347,669
Finance lease liabilities	32,619	32,601
Acquisition-related contingent consideration	194,000	212,000
Stockholders’ equity	2,997,059	5,189,837
Total liabilities and stockholders’ equity	$4,661,803	$6,782,107

INCYTE CORPORATION
RECONCILIATION OF GAAP NET (LOSS) INCOME TO SELECTED NON-GAAP ADJUSTED INFORMATION
(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
GAAP Net (Loss) Income	$(444,601)	$203,548	$(275,053)	$225,251
Adjustments[1]:
Non-cash stock compensation from equity awards (R&D)[2]	34,541	32,829	71,333	63,850
Non-cash stock compensation from equity awards (SG&A)[2]	21,748	20,899	44,121	42,488
Non-cash stock compensation from equity awards (COGS)[2]	351	792	964	1,561
Non-cash interest[3]	144	139	252	247
Realized and unrealized gain on equity investments[4]	(39,241)	(41,811)	(139,188)	(36,493)
Amortization of acquired product rights[5]	5,384	5,384	10,768	10,768
Loss on change in fair value of contingent consideration[6]	893	8,374	437	14,570
MorphoSys transition costs[7]	2,373	—	6,952	—
Escient acquisition related compensation expense[8]	34,039	—	34,039	—
Tax effect of Non-GAAP pre-tax adjustments[9]	(11,763)	(7,125)	(18,038)	(14,636)
Non-GAAP Net (Loss) Income[9]	$(396,132)	$223,029	$(263,413)	$307,606

Non-GAAP net (loss) income per share:
Basic	$(1.82)	$1.00	$(1.19)	$1.38
Diluted[10]	$(1.82)	$0.99	$(1.19)	$1.36

Shares used in computing Non-GAAP net (loss) income per share:
Basic	218,175	223,248	221,329	223,104
Diluted[10]	218,175	225,649	221,329	225,541
1 Included within the Milestone and contract revenues line item in the Condensed Consolidated Statements of Operations (in thousands) for the three and six months ended June 30, 2024 are milestones of $0 and $25,000 earned from our collaborative partners, as compared to no milestones earned for the three and six months ended June 30, 2023. Included within the Research and development expenses line item in the Condensed Consolidated Statements of Operations (in thousands) for the three and six months ended June 30, 2024 are upfront consideration and milestones of $414 and $1,414, respectively, related to our collaborative partners as compared to upfront consideration and milestones of $7,000 and $9,700, respectively, for the three and six months ended June 30, 2023.
2 As included within the Cost of product revenues (including definite-lived intangible amortization) line item; the Research and development expenses line item; and the Selling, general and administrative expenses line item in the Condensed Consolidated Statements of Operations.
3 As included within the Interest expense line item in the Condensed Consolidated Statements of Operations.
4 As included within the Realized and unrealized gain on equity investments line item in the Condensed Consolidated Statements of Operations.
5 As included within the Cost of product revenues (including definite-lived intangible amortization) line item in the Condensed Consolidated Statements of Operations. Acquired product rights of licensed intellectual property for Iclusig is amortized utilizing a straight-line method over the estimated useful life of 12.5 years.
6 As included within the (Gain) loss on change in fair value of acquisition-related contingent consideration line item in the Condensed Consolidated Statements of Operations.
7 Included within the Research and development line item in the Condensed Consolidated Statements of Operations is $2,232 and $6,263 for the three and six months ended June 30, 2024, respectively, and included within the Selling, general and administrative expenses line item in the Condensed Consolidated Statements of Operations is $141 and $689 for the three and six months ended June 30, 2024, respectively. MorphoSys transition costs primarily represent employee related costs to transition research and development and selling, general and administrative activities to us under the former collaboration agreement with MorphoSys.
8 Included within the Research and development line item in the Condensed Consolidated Statements of Operations is $12,518 for the three and six months ended June 30, 2024, and included within the Selling, general and administrative expenses line item in the Condensed Consolidated Statements of Operations is $21,521 for the three and six months ended June 30, 2024. Escient acquisition related compensation expense represents non-recurring charges associated with (i) cash settled unvested Escient equity awards in connection with the acquisition, and (ii) severance payments to former Escient employees.
9 Income tax effects of Non-GAAP pre-tax adjustments are calculated using an estimated annual effective tax rate, taking into consideration any permanent items and valuation allowances against related deferred tax assets. The Non-GAAP net income for the three months ended March 31, 2024 should have been $132,719 compared to the $145,269 previously disclosed to correct a transposition error in the tax effect of Non-GAAP pre-tax adjustments. For the three months ended March 31, 2024, the tax effect of Non-GAAP pre-tax adjustments should have been ($6,275) instead of $6,275.
10.All stock options and stock awards were excluded from the diluted share calculation for the three and six months ended June 30, 2024 because their effect would have been anti-dilutive, as we were in a net loss position.